UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2019

Sterling Bancorp

(Exact name of registrant as specified in its charter)

Delaware	001-35385	80-0091851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Rella Boulevard, Montebello, New York		10901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 369-8040

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On February 6, 2019, the Compensation Committee of the Board of Directors of Sterling Bancorp (the “Company”) approved certain matters related to the compensation program for certain of its executive officers. The compensation decisions were made after a review of the executive officers’ compensation against certain market data, and took into consideration various factors, including the Company’s performance since the acquisition of Astoria Financial Corporation.

Accordingly, the Compensation Committee approved the Company’s Short-Term and Long-Term Incentive Plans for fiscal year 2019 (the “Plans”). The Plans are key elements of the Company’s executive compensation as they provide cash and equity-based compensation that support the Company’s goal of aligning management’s and stockholders’ interests and serve as a retention tool for executives. The terms of the Plans adopted do not materially differ from the prior year.

In connection with the Long-Term Incentive Plan, the Compensation Committee additionally approved the grant of supplemental equity awards to certain executive officers including the Company’s named executive officers, Messrs. Jack Kopnisky, Luis Massiani, Michael Finn, Rodney Whitwell and James Blose. These supplemental equity awards are designed to bring the Company’s executive compensation in-line with its peers and incentivize continued retention of executives. Messrs. Kopnisky and Massiani were awarded a supplemental equity award grant valued at $3,000,000 and $1,500,000, respectively. Both Messrs. Finn and Whitwell were awarded a supplemental equity award grant valued at $1,000,000 each, and Mr. Blose was awarded a supplemental equity award grant valued at $500,000.

The supplemental equity award to each is comprised of 75% performance-based restricted stock awards and 25% time-based restricted stock awards, all to be measured over a 3-year vesting period concluding on December 31, 2021. The vesting of the performance-based component is contingent upon actual performance of pre-defined measures at the end of the performance period (i.e., third year), with 50% of such measurement tied to the Company’s three-year adjusted return on tangible assets (ROTA) and 50% of such measurement tied to the Company’s three-year adjusted earnings per share (EPS) growth. For both the measurement of ROTA and EPS growth, each are measured against the KBW Regional Bank Index annually and the average of three-year rankings will determine performance. An absolute performance level must also be achieved for each measure in order for the performance-based shares to vest. To receive the target awards, the Company’s performance must be at the median of the KBW Regional Bank Index. Performance above and below the median will be interpolated and range from 50% of the target for achieving the 35th percentile performance relative to the index and a stretch award of 150% of target for achieving 75th percentile or greater relative to the index.

Further, if the applicable executive terminates his service with the Company, Sterling National Bank and/or any of their subsidiaries prior to the vesting date, such executive will forfeit the performance-based restricted stock award in its entirety. If a performance goal is not achieved during the performance period, the shares relating to such performance goal will be forfeited. Notwithstanding the foregoing, any shares of restricted stock that the applicable executive receives upon achievement of one or both of the performance goals will become free of all restrictions and become fully vested if, prior to the vesting date, the applicable executive (i) terminates service due to death or disability; (ii) is terminated without cause or resigns for “good reason” (as defined in the 2015 Omnibus Equity and Incentive Plan (the “Omnibus Plan”)) or due to retirement; or (iii) the executive is terminated either without cause or resigns for “good reason” (as defined in the applicable employment agreement) on or within twenty-four (24) months following a “change in control” (as defined in the Omnibus Plan); provided, however, that in each instance, the executive will forfeit any performance award shares for which the performance goals have not been attained prior to termination.

The full text of the supplemental equity awards to Messrs. Kopnisky, Massiani, Finn, Whitwell and Blose will be filed as exhibits to our Annual Report on Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING BANCORP

Date: February 12, 2019
/s/ Luis Massiani
	By:	Luis Massiani
Senior Executive Vice President
Chief Financial Officer